Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-159511 and 333-159511-01 to 333-159511-184
HCA INC.
SUPPLEMENT NO. 6 TO
MARKET MAKING PROSPECTUS DATED
JULY 10, 2009
THE DATE OF THIS SUPPLEMENT IS NOVEMBER 2, 2009
On November 2, 2009, HCA Inc. filed the attached
Form 8-K

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 2, 2009 (October 28, 2009)
HCA INC.

(Exact name of registrant as specified in charter)

Delaware	001-11239	75-2497104

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One Park Plaza, Nashville, Tennessee	37203

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (615) 344-9551
Not applicable

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Richard M. Bracken as Executive Chairman of the Company’s Board of Directors
          On October 28, 2009, the Board of Directors of HCA Inc. (the “Company”) appointed Richard M. Bracken, the Company’s President and Chief Executive Officer, to serve as Chairman of the Company’s Board of Directors effective upon the previously announced retirement of Jack O. Bovender, Jr. as Chairman, effective December 15, 2009. Mr. Bracken has served as a member of the Company’s Board of Directors since 2002.
          A copy of the press release issued by the Company relating to Mr. Bracken’s appointment as the next Chairman of the Company’s Board of Directors is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Appointment of R. Milton Johnson to the Company’s Board of Directors
          On October 28, 2009, the Company’s Board of Directors appointed R. Milton Johnson, the Company’s Executive Vice President and Chief Financial Officer, to serve as a member of the Company’s Board of Directors, effective December 15, 2009.
          Mr. Johnson was appointed as a director to fill the vacancy to be created by the previously announced retirement of Mr. Bovender as Chairman which will be effective December 15, 2009.
          A copy of the press release issued by the Company relating to Mr. Johnson’s appointment to the Company’s Board of Directors is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits:

Exhibit 99.1	Press Release, dated November 2, 2009.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCA INC.

By:	/s/ John M. Franck II
Name:	John M. Franck II
Title:	Vice President and Corporate Secretary
Date: November 2, 2009

EXHIBIT INDEX

Exhibit 99.1	Press Release, dated November 2, 2009.

news

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810
Bracken to become Chairman of HCA’s Board of Directors Effective Dec. 15
Board Appoints R. Milton Johnson as Director
Nashville, Tenn., November 2, 2009 - HCA has announced that Richard M. Bracken will become chairman of HCA’s board of directors, effective December 15, 2009.
Bracken will replace Jack O. Bovender, Jr., 64, who will retire from the company, effective that same date. In addition, R. Milton Johnson, HCA’s chief financial officer and executive vice president, was elected to the board of directors, also effective December 15, 2009.
“Richard has been an invaluable asset to HCA, and his years in both hospital management and executive leadership with the company provide him with a keen understanding of strategic operations and an appreciation for its culture,” said Bovender. “I could not envision a better successor or a more qualified guardian of our company’s legacy.”
Bracken, 57, has served as president and chief executive officer of HCA since January 1, 2009, and has served as a director of the company since 2002. He was president and chief operating officer from January 2002 to January 2009. A veteran of more than 30 years in the hospital industry, Bracken has been a member of HCA’s executive leadership for most of his career, and has held positions at the facility, division, and group levels within the organization.
Johnson, 52, has served 27 years with the company, holding positions as head of HCA’s Tax Department and as Controller, before being named CFO and executive vice president in July of 2004.
“Milton is an outstanding addition to our board,” said Bracken. “His extensive understanding of the company’s financial operations and history of leadership within HCA make him particularly qualified to serve as a director.”
HCA and its affiliates operate 163 hospitals and 105 ambulatory surgery centers in 20 states and England.
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All references to “Company” and “HCA” as used throughout this document refer to HCA Inc. and its affiliates.